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May 26, 2006

Biscieglia to Resign from SJI Board

FOLSOM, N.J. -- Former South Jersey Industries’ CEO and Chairman Charles Biscieglia announced his resignation from the company’s board of directors effective June 1st, 2006. He had remained as a member of the board after retiring as the company’s CEO in 2004.

Biscieglia’s departure from the energy company predicates the achievement of a successful transition between his tenure as SJI’s former top executive to the leadership of current Chairman, President and CEO Ed Graham.

“I am very comfortable with my decision,” stated Biscieglia. “I leave this position with great confidence in this board’s competencies and its proven commitment to fair representation of the shareholder as well as to equal protection of the company’s best interests.”

Biscieglia’s decision stems from his belief that former executives should guide, advise and foster strong successions then, once the transition has been successfully made -- as in the case of South Jersey Industries -- step aside to allow the next generation to lead. “There comes a time when former CEOs need to move on and let new ideas and competencies grow the company,” offered Biscieglia. “With the direction of the SJI board firmly in place, it’s the appropriate time for me to step down. I thank my fellow directors and all the shareholders for the support they’ve given to me over the years and wish them continued success.”

Biscieglia adds that while he may be stepping down from his duties at SJI, his calendar is full. He has recently taken over as Chairman of the Board of Trustees at Shore Memorial Hospital and will be helping the hospital navigate the challenges of the ever-changing healthcare industry.

According to SJI Board Chairman Ed Graham, “As president and CEO, Charlie’s vision for South Jersey Industries and its family of companies was instrumental in the growth and success of our energy and energy-related services. We are grateful for his vision and service to help guide our direction as part of the board of directors. We, as a company and as a board, thank him for his 37 years of service and wish him well in his new role at the hospital.”

South Jersey Industries (NYSE:SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, Marina Energy and South Jersey Energy Service Plus. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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